     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1997


                                                      REGISTRATION NO. 333-24955

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          TENET HEALTHCARE CORPORATION

             (Exact name of registrant as specified in its charter)

            NEVADA                           8062                  95-2557091
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              SCOTT M. BROWN, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:


       ALISON S. RESSLER, ESQ.                      PAUL S. BIRD, ESQ.
         Sullivan & Cromwell                       Debevoise & Plimpton
 444 South Flower Street, 12th Floor                 875 Third Avenue
    Los Angeles, California 90071                New York, New York 10022
            (213) 955-8000                            (212) 909-6000


                            ------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time, as determined by market conditions, after this Registration
                          Statement becomes effective.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)         FEE(1)
COMMON STOCK, PAR VALUE $0.075 PER SHARE...      9,580,644             $26.50         $253,887,066.00        $76,935.00
PREFERRED STOCK PURCHASE RIGHTS............         (2)                 N/A                 N/A                 N/A


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. Pursuant to Rule 457, the maximum offering price of the shares of Tenet Common Stock being registered is $26.50 per share, the average of the high and low reported sales prices of a share of Tenet Common Stock reported on the New York Stock Exchange Composite Tape on April 8, 1997, and the maximum aggregate offering price is the product of $26.50 and 9,580,644, the number of shares of Tenet Common Stock being registered. The Registration Fee was paid on April 9, 1997.


(2) Represents the right to 0.0005 of a share of Series A Junior Participating Preferred Stock of Tenet.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL   , 1997

                                     [LOGO]

                          TENET HEALTHCARE CORPORATION


                        6,653,474 SHARES OF COMMON STOCK
                               (PAR VALUE $0.075)

                                 --------------


    This Prospectus Supplement relates to 6,653,474 shares (the "Shares") of par value $0.075 Common Stock (the "Common Stock") of Tenet Healthcare Corporation ("Tenet," the "Registrant" or the "Company") to be offered in an underwritten public offering by the persons listed under the heading "Selling Shareholders" (the "Selling Shareholders"). The Shares originally were issued to Joseph Littlejohn & Levy Fund, L.P. ("JLL") in connection with the acquisition of OrNda HealthCorp by Tenet in January 1997. Prior to the consummation of the offering, JLL will distribute the Shares to the Selling Shareholders who are limited partners of JLL. See "Underwriting" and "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares made hereunder. See "Use of Proceeds."


    The Common Stock and the Shares offered hereby currently are listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "THC." On April , 1997, the closing price of the Common Stock on the New York Stock
Exchange Composite Tape was $   .

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           PRICE            UNDERWRITING        PROCEEDS TO
                                                           TO THE          DISCOUNTS AND          SELLING
                                                           PUBLIC          COMMISSIONS(1)     SHAREHOLDERS(2)
Per Share..........................................
Total..............................................

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Estimated expenses of $200,000 will be paid by the Company.


                              -------------------

    The Shares offered hereby are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including the right to reject any order in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on
or about April   , 1997.
                              -------------------

MERRILL LYNCH & CO.

                  DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                        GOLDMAN, SACHS & CO.
                                                               J.P. MORGAN & CO.

April   , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITIONS OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

    Tenet is the second largest investor-owned healthcare services company in the United States. At February 28, 1997, Tenet's subsidiaries owned or leased and operated 127 general hospitals (with 27,366 licensed beds) and related healthcare facilities serving urban and rural communities in 22 states. Tenet's subsidiaries and affiliates also owned or leased and operated various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, a health maintenance organization, a preferred provider organization and a managed care insurance company as well as a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities. In addition, Tenet's subsidiaries hold the following investments in other healthcare companies: (i) an approximately 12.1% interest in Vencor, Inc., which operates nursing homes and other healthcare businesses, (ii) an approximately 11.3% interest in Total Renal Care Holdings, Inc., which operates kidney dialysis units and certain related healthcare businesses and (iii) an approximately 23% interest in Health Care Property Partners.

    On January 30, 1997, Tenet completed its acquisition (the "Merger") of OrNda HealthCorp ("OrNda"), which, with 49 general hospitals (9,599 licensed beds) at November 30, 1996, was the third largest investor-owned healthcare services company in the United States. Many of the hospitals acquired in the Merger are located in geographic areas where Tenet was already operating hospitals, including southern California and south Florida. The Merger also expanded Tenet's operations into several new geographic areas, including Arizona, Iowa, Massachusetts, Mississippi, Nevada, Oregon, Washington, West Virginia and Wyoming. The Merger was accounted for on a pooling of interests basis. OrNda (now known as Tenet HealthSystem HealthCorp) is now a wholly owned subsidiary of Tenet.

    The Company's principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and its telephone number is (805) 563-7000.

                                USE OF PROCEEDS

    All of the Shares offered hereby are being offered by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

    The following table sets forth information with respect to the number of Shares owned by each of the Selling Shareholders and the number of Shares that may be offered hereby by each Selling Shareholder. The Company has agreed to pay the fees and expenses of registration, including the fees and expenses (not to exceed $50,000) for one counsel on behalf of the Selling Shareholders, in connection with the sale of the

Shares offered hereby (other than underwriting discounts and commissions, which will be paid by the Selling Shareholders).


                                                                 NUMBER OF       NUMBER OF
                                                               SHARES OWNED       SHARES              NUMBER OF
                                                                 PRIOR TO          BEING            SHARES OWNED
                            NAME                                OFFERING(1)     OFFERED(1)       AFTER THE OFFFERING
-------------------------------------------------------------  -------------  ---------------  -----------------------
California Public Employees' Retirement System (2)...........     1,835,930       1,835,930                   0
New York State Common Retirement Fund (3)....................       815,034         815,034                   0
Pension Reserves Investment Management Board.................       734,402         734,402                   0
The Rockefeller Foundation...................................       367,275         367,275                   0
State of Wisconsin Investment Board..........................       367,275         367,275                   0
Virginia Retirement System...................................       734,402         734,402                   0
Yale University..............................................       367,275         367,275                   0
Oregon Public Employees' Retirement System...................     1,101,528       1,101,528                   0
EES Distressed Securities Fund L.P...........................       183,563         183,563                   0
Montana Board of Investments.................................        18,312          18,312                   0
State Universities Retirement System.........................        55,084          55,084                   0
Orange County Employees Retirement System....................        73,396          73,396                   0
                                                                                                              -
                                                               -------------  ---------------
    Total....................................................     6,653,474       6,653,474                   0


------------------------


1. Estimated amounts assuming a distribution to such Selling Shareholders by JLL calculated using a price per share of Common Stock of $24.50, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape on April 15, 1997. The actual amounts to be sold by such Selling Shareholders will be determined on the basis of the price to the public less the underwriting discount at the time of the sale of the Shares by such Selling Shareholders in the offering made hereby.



2. Does not include approximately 4,080,012 shares owned as of the date hereof by California Public Employees' Retirement System in addition to the shares received in the distribution from JLL.



3. Does not include approximately 2,731,000 shares of Common Stock owned as of the date hereof by the New York State Common Retirement Fund in addition to the shares received in the distribution from JLL.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Company, the Selling Shareholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Goldman, Sachs & Co. and J.P. Morgan Securities Inc. ("JPMSI") (collectively, the "Underwriters"), the Selling Shareholders severally have agreed to sell to each of the Underwriters, and each of the Underwriters has agreed to purchase from the Selling Shareholders the Shares, at the public offering price set forth on the cover page of this Prospectus Supplement, less the underwriting discounts and commissions. The respective number of Shares that each Underwriter has agreed to purchase is set forth opposite its name:

UNDERWRITER                                                                                       SHARES PURCHASED
------------------------------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............................................
Donaldson, Lufkin & Jenrette Securities Corporation.............................................
Goldman, Sachs & Co.............................................................................
J.P. Morgan Securities Inc......................................................................
                                                                                                        -------
    Total.......................................................................................
                                                                                                        -------
                                                                                                        -------

    In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth in the Purchase Agreement, to purchase all of the Shares being sold pursuant to the Purchase Agreement if any of such Shares being sold pursuant to the Purchase Agreement are purchased.

    The Underwriters have advised the Selling Shareholders that they propose to offer the Shares offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $. per Share. The Underwriters may allow, and such dealers may reallow, a discount not in excess
of $.     per Share on sales to certain other dealers. After the offering, the public offering price, concession and discount may be changed.

    The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange.

    The Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if, they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Common Stock in the open market.

    The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common

Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    DLJ has provided and is currently retained to provide certain investment banking services to the Company for which it has received and is entitled to receive usual and customary fees.


    JPMSI and certain of its affiliates have provided and are expected to continue to provide certain investment banking and commercial banking services to the Company for which they have received or will receive usual and customary fees. Morgan Guaranty, an affiliate of JPMSI, was the arranging agent for the Company's existing credit facility.


    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Scott M. Brown, Senior Vice President, Secretary and General Counsel of the Company. As of March 31, 1997, Mr. Brown owned 2,794 shares of Common Stock and had outstanding options to purchase 201,634 shares of Common Stock pursuant to Company benefit plans. The validity of the Shares offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1997


PROSPECTUS

APRIL   , 1997

                                     [LOGO]

                          TENET HEALTHCARE CORPORATION

                        9,580,644 SHARES OF COMMON STOCK

                               (PAR VALUE $0.075)

                               ------------------


    This Prospectus relates to 9,580,644 shares (the "Shares") of par value $0.075 Common Stock (the "Common Stock") of Tenet Healthcare Corporation ("Tenet," the "Registrant" or the "Company") to be offered for sale by the persons listed under the heading "Selling Shareholders" (the "Selling Shareholders"). The Shares originally were issued by Tenet to Joseph Littlejohn & Levy Fund, L.P. ("JLL") in connection with the acquisition of OrNda HealthCorp ("OrNda") by Tenet in January 1997 (the "Merger") and are being registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration rights agreement entered into between JLL and Tenet at that time. The Selling Shareholders may include JLL and partners in JLL who receive distributions of Shares from JLL. See "Selling Shareholders." The distribution of the Shares by the Selling Shareholders may be effected from time to time in underwritten public offerings, in ordinary brokerage transactions on the New York Stock Exchange or the Pacific Stock Exchange (collectively, the "Exchanges") at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. In addition, the Selling Shareholders may sell the Shares through or to brokers in the over-the-counter market. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriter and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Company will not receive any of the proceeds from sales of the Shares made hereunder. See "Use of Proceeds."


    The Common Stock and the Shares offered hereby currently are listed on the
Exchanges under the symbol "THC." On April   , 1997, the closing price of the
Common Stock on the New York Stock Exchange Composite Tape was $        .

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, registration statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http:// www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The reports, proxy statements and other information filed by the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104. The Common Stock is listed on such Exchanges.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. I-7293) are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended May 31, 1996, filed with the Commission on August 26, 1996 (the "Tenet 10-K"); (ii) Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1996, filed with the Commission on October 11, 1996; (iii) Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1996, filed with the Commission on January 13, 1997; (iv) Quarterly Report on Form 10-Q for the quarterly period ended February 28, 1997, filed with the Commission on April 15, 1997; (v) Current Report on Form 8-K, dated November 5, 1996, filed with the Commission on November 5, 1996; (vi) Current Report on Form 8-K, dated February 12, 1997, filed with the Commission on February 13, 1997; (vii) Current Report on Form 8-K, dated April 10, 1997, filed with the Commission on April 11, 1997; (viii) Current Report on Form 8-K, dated April 16, 1997, filed with the Commission on April 17, 1997; (ix) the description of the Common Stock of the Company, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 8, 1971, including any amendments or reports filed for the purpose of updating such description; and (x) the description of certain preferred stock purchase rights that have attached to the Common Stock, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 9, 1988, including any amendments or reports filed for the purpose of updating such description.


    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereby of the Common Stock, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person. Request for such copies should be directed to Scott M. Brown, Secretary, Tenet Healthcare Corporation, P.O. Box 31907, Santa Barbara, California 93130, telephone number (805) 563-7000.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

CERTAIN FINANCING CONSIDERATIONS; LEVERAGE

    As of February 28, 1997, Tenet had $4.9 billion of outstanding indebtedness, which amounted to approximately 58.5% of its total capitalization including short-term borrowings and notes and the current portion of long-term debt.

    In connection with the Merger, on January 30, 1997, Tenet entered into a new $2.3 billion credit agreement (the "New Credit Facility"). The New Credit Facility includes covenants limiting, among other things, borrowings by, and liens on the assets of, Tenet and its subsidiaries, investments, the sale of all or substantially all assets and prepayment of subordinated debt, and prohibiting the repurchase of Tenet stock or the payment of dividends, in addition to a minimum consolidated net worth requirement and certain coverage ratio tests. In addition, the indentures governing Tenet's outstanding public debt include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. Tenet's failure to comply with any of these covenants could result in an event of default under the New Credit Facility or the public debt indentures, which in turn could cause an event of default to occur under substantially all of Tenet's debt. An event of default could have a material adverse effect on Tenet's business, financial condition and results of operations.

    The degree to which Tenet is leveraged and the covenants applicable to its outstanding indebtedness may adversely affect Tenet's ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interests of Tenet and its securityholders. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of managed care contracts and integrated healthcare delivery systems may require significant investment in facilities, equipment, personnel or services. Although Tenet believes that cash generated from operations, amounts available under its New Credit Facility and its ability to access capital markets will be sufficient to allow it to make such investments, there can be no assurance that Tenet will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to Tenet, providing them with a potential competitive advantage in making such investments.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    Tenet's ability to continue to compete successfully for managed care contracts or to expand and enhance its integrated healthcare delivery systems may depend upon, among other things, Tenet's ability to increase the number of its facilities and services offered. Part of Tenet's business strategy is to expand its healthcare delivery systems and services through the acquisition of and partnerships with hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets. There can be no assurance that suitable acquisitions and partnerships can be consummated on terms favorable to Tenet or that financing, if necessary, can be obtained for such acquisitions. Further, there is no assurance that, as Tenet continues to acquire or enter into partnerships with additional facilities and related healthcare service providers in the geographic areas in which it currently operates, it will not face constraints on its ability to grow from Federal and state regulatory agencies. In addition, there can be no assurance that Tenet will be able to operate profitably any hospitals, facilities, businesses or other assets it may acquire or enter into partnerships with, effectively integrate the operations of such acquisitions or partnerships or otherwise achieve the intended benefits of such acquisitions and partnerships. While management believes that certain cost savings may be realized as a result of the Merger, there can be no assurance that any such savings will actually be realized or as to the timing thereof.


COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient treatment settings and increased consolidation. New competitive strategies of hospitals and other healthcare providers place increasing emphasis on the use of alternative healthcare delivery systems (such as home health services, outpatient surgery and emergency and diagnostic centers) that eliminate or reduce lengths of hospital stays. The principal factors contributing to these trends are advances in medical technology and pharmaceuticals, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. The revenues and operating results of most of Tenet's hospitals are significantly affected by the hospitals' ability to negotiate favorable contracts with managed care payors. Tenet's future success will depend, in part, on the ability of Tenet's hospitals to continue to attract and retain staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. There can be no assurance that Tenet's hospitals will continue to be able to, on terms favorable to Tenet, attract and retain physicians to their staffs, enter into managed care contracts or organize and structure integrated healthcare delivery systems, for which other healthcare companies with greater financial resources or a wider range of services may be competing.

LIMITS ON REIMBURSEMENT

    Tenet derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on, increases in, and in some cases reduced levels of, reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels especially because, in order to reach a balanced budget, the U.S. Congress and the President are in favor of legislating savings under both the Medicare and Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Although Tenet is unable to predict the effect these changes will have on its operations, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on its business, financial condition and results of operations.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive Federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antikickback, antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other governmental programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antikickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement PER SE illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. Because Tenet may be less willing than some of its competitors to enter into business arrangements that do not clearly satisfy the Safe Harbors, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other healthcare providers. See "--Certain Legal Proceedings."

    The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 ET SEQ.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed as a Federal program.

    In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Tenet's participation in and development of joint ventures and other financial relationships with physicians and others could be adversely affected by these amendments and similar state enactments. The Company systematically reviews all of its operations to ensure that it complies with the Social Security Act and similar state statutes.

    Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. One pilot project, Operation Restore Trust, is focused on investigating healthcare providers in the home health and nursing home industries as well as on medical suppliers to these providers in California, Florida, Texas, Illinois and New York. Tenet provides home health and nursing home care in California, Florida and Texas.

    Some states require state approval for construction and expansion of healthcare facilities, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is once again on the rise as state legislators once again are looking at the Certificate of Need process as a way to contain rising healthcare costs. At February 28, 1997, Tenet operated hospitals in 18 states that require state approval under Certificate of Need programs. Tenet is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

    Tenet is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on Tenet's business, financial condition and results of operations.

HEALTHCARE REFORM LEGISLATION

    Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. Medicare, Medicaid, mandatory and other public and private hospital cost-containment programs, proposals to limit healthcare spending, proposals to limit prices and industry competitive factors are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of Federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of little or no regulatory or judicial interpretation. Although Tenet believes it is in compliance in all material respects with such laws, rules and regulations, if a determination is made that the Company was in material violation of such laws, rules or regulations, its business, financial condition and results of operations could be materially adversely affected.

    There continue to be Federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as Tenet and proposals to increase co-payments and deductibles from program and private patients. At the Federal level, both Congress and the President have in the past, and are expected to in the future, propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. For example, in May 1996, both houses of Congress passed bills that would have significantly reduced Medicare and Medicaid funding by limiting future increases to the funding for such programs. Although President Clinton vetoed those bills, the President's own proposals also propose to limit or reduce increases in future Medicare and Medicaid payments.

    Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Various states have applied, or are considering applying, for a Federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. Tennessee has implemented such a revision and Texas has passed a law mandating the state to apply for such a waiver. Louisiana also is considering wider use of managed care for its Medicaid populations. California has created a voluntary health insurance purchasing cooperative that seeks to make healthcare coverage more affordable for businesses with five to 50 employees and, effective January 1, 1995, began changing the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. Florida limits the amount by which a hospital's net revenues per admission may be increased each year, has enacted a program creating a system of local purchasing cooperatives and has proposed other changes that have not yet been enacted. Florida has adopted, and other states are considering adopting, legislation imposing a tax on revenues of hospitals to help finance or expand those states' Medicaid systems. A number of other states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage. These proposals also may attempt to include coverage for some people who presently are uninsured.

    While Tenet anticipates that payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what legislation regarding healthcare reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on Tenet's business, financial condition and results of operations. A significant reduction in the amount of payments received by hospitals under government programs such as Medicare and Medicaid could have a material adverse effect on Tenet's business, financial condition and results of operations.

CERTAIN LEGAL PROCEEDINGS

    Tenet continues to defend a greater than normal level of litigation relating to its subsidiaries' former psychiatric operations. The majority of the lawsuits filed contain allegations of medical malpractice as well as allegations of fraud and conspiracy against Tenet and certain of its subsidiaries and former employees. Also named as defendants are numerous doctors and other healthcare professionals. Tenet believes that the increase in litigation arose primarily from advertisements made by certain lawyers seeking former psychiatric patients in order to file claims against Tenet and certain of its subsidiaries. The advertisements focused, in many instances, on Tenet's settlement of past disputes involving the operations of its discontinued psychiatric business, including Tenet's 1994 resolution of the Federal government's investigation and a corresponding criminal plea agreement involving such discontinued psychiatric business of Tenet. Among the suits filed during fiscal 1995 were two lawsuits in Texas state court with approximately 740 individual plaintiffs at present who purport to have been patients in certain Texas psychiatric facilities. During fiscal 1996, 64 plaintiffs voluntarily withdrew from one of the lawsuits and Tenet's motion to recuse the original trial judge in that lawsuit has been granted. The cases of three of the 740 individual plaintiffs within one of the lawsuits currently are set for trial in April 1997.

    During fiscal 1995 and 1996, lawsuits with approximately 210 plaintiffs at present who purport to have been patients in certain Washington, D.C. psychiatric facilities, containing allegations similar to those contained in the Texas cases described above, were filed in the District of Columbia.

    In addition to the above, a purported class action was filed in Texas state court in May 1995, containing allegations of fraud and conspiracy similar to those described in the preceding paragraphs. The plaintiff purports to represent all persons who were voluntarily admitted to one of 11 psychiatric hospitals in Texas between January 1, 1981 and December 31, 1991, and satisfied certain other criteria. In February 1996, this case was removed to Federal court. A motion by the plaintiff to remand the case to Texas state court has been denied. A class has not been certified and Tenet believes that a class is not capable of being certified.

    Tenet expects that additional lawsuits with similar allegations will be filed. Tenet believes it has a number of defenses to each of these actions and will defend these and any additional lawsuits vigorously. Until the lawsuits are resolved, however, Tenet will continue to incur substantial legal expenses. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of the reserves Tenet has recorded for unusual litigation costs that may be awarded in any of the foregoing unresolved legal proceedings cannot reasonably be estimated, management does not believe it is likely that any such damages will have a material adverse effect on Tenet's business, financial condition and results of operations. There can be no assurance, however, that the ultimate liability will not exceed such reserves, which primarily represent the estimated costs of defending the actions.

    Two additional Federal class actions filed in August 1993 were consolidated into one action pending in the U.S. District Court in the Central District of California captioned In re: National Medical Enterprises Securities Litigation
II. These consolidated actions are on behalf of a purported class of shareholders who purchased or sold stock of Tenet between January 14, 1993 and August 26, 1993, and allege that each of the defendants violated Section 10(b) of the Exchange Act. Based on these claims, plaintiffs seek compensatory damages, injunctive relief, attorneys' fees, interest and costs. Tenet believes it has meritorious defenses to this action and will defend this litigation vigorously.

                                  THE COMPANY

    Tenet is the second largest investor-owned healthcare services company in the United States. At February 28, 1997, Tenet's subsidiaries owned or leased and operated 127 general hospitals (with 27,366 licensed beds) and related healthcare facilities serving urban and rural communities in 22 states. Tenet's subsidiaries and affiliates also owned or leased and operated various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, a health maintenance organization, a preferred provider organization and a managed care insurance company as well as a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities. In addition, Tenet's subsidiaries hold the following investments in other healthcare companies: (i) an approximately 12.1% interest in Vencor, Inc., which operates nursing homes and other healthcare businesses, (ii) an approximately 11.3% interest in Total Renal Care Holdings, Inc., which operates kidney dialysis units and certain related healthcare businesses and (iii) an approximately 23% interest in Health Care Property Partners.


    On January 30, 1997, Tenet completed its acquisition of OrNda, which, with 49 general hospitals (9,599 licensed beds) at November 30, 1996, was the third largest investor-owned healthcare services company in the United States. Many of the hospitals acquired in the Merger are located in geographic areas where Tenet was already operating hospitals, including southern California and south Florida. The Merger also expanded Tenet's operations into several new geographic areas, including Arizona, Iowa, Massachusetts, Mississippi, Nevada, Oregon, Washington, West Virginia and Wyoming. The Merger was accounted for on a pooling of interests basis. OrNda (now known as Tenet HealthSystem HealthCorp) is now a wholly owned subsidiary of Tenet.


    The Company's principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and its telephone number is (805) 563-7000.

                                USE OF PROCEEDS

    All of the Shares offered hereby are being offered by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares. See "Selling Shareholders."

                               BUSINESS STRATEGY

    The Company's strategic objective is to provide quality healthcare services responsive to the current managed care environment. Tenet believes that competition among healthcare providers occurs primarily at the local level. Accordingly, the Company tailors its local strategies to address the specific competitive characteristics of the geographic areas in which it operates, including the number of facilities operated by Tenet, the nature and structure of physician practices and physician groups, the extent of managed care penetration, the number and size of competitors and the demographic characteristics of the area. Key elements of the Company's strategy are:

    - to develop integrated healthcare delivery systems by coordinating the operations and services of the Company's facilities with other hospitals and ancillary care providers and through alliances with physicians and physician groups;

    - to reduce costs through enhanced operating efficiencies while improving the quality of care provided;

    - to develop and maintain its strong relationships with physicians and generally to foster a physician-friendly culture;

    - to enter into discounted fee for service arrangements, capitated contracts and other managed care contracts with third party payors; and

    - to acquire and enter into strategic partnerships with hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets where appropriate to expand and enhance quality integrated healthcare delivery systems responsive to the current managed care environment.

                              BUSINESS DESCRIPTION

    The Company's subsidiaries own or lease and operate 127 general hospitals (27,366 licensed beds) serving communities in 22 states. In addition, the Company's subsidiaries own or lease and operate numerous ancillary healthcare facilities, including a small number of rehabilitation hospitals, long-term care facilities and psychiatric facilities located on the same campus as, or nearby, their general hospitals, and operated all or a substantial part of 145 medical office buildings as of February 28, 1997. With the exception of one general hospital that was acquired in fiscal 1996 and is in the process of becoming accredited for the first time, each of the Company's facilities that is eligible for accreditation is fully accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), or another appropriate accreditation agency. With such accreditation, the Company's hospitals are eligible to participate in the Medicare and Medicaid programs.

    Each of Tenet's general hospitals offers acute care services and most offer operating and recovery rooms, radiology services, intensive care and coronary care nursing units, pharmacies, clinical laboratories, respiratory therapy services, physical therapy services and outpatient facilities. A number of the hospitals also offer tertiary care services such as open heart surgery, neonatal intensive care, neuroscience, orthopedics services and oncology services. Three of the Company's hospitals, Memorial Medical Center (formerly known as MercyBaptist Medical Center), USC University Hospital and Sierra Medical Center, offer quartenary care in such areas as heart, lung, liver and kidney transplants and USC University Hospital and Sierra Medical Center also offer gamma knife brain surgery.

    Technological developments permitting more procedures to be performed on an outpatient basis, in conjunction with pressures to contain healthcare costs, have led to a shift from inpatient care to ambulatory or outpatient care. Tenet has responded to this trend by enhancing its hospitals' outpatient service capabilities, including (i) establishing freestanding outpatient surgery centers at or near certain of its hospital facilities, (ii) reconfiguring certain hospitals to more effectively accommodate outpatient treatment by, among other things, providing more convenient registration procedures and separate entrances, and (iii) restructuring existing surgical capacity to allow a greater number and range of procedures to be performed on an outpatient basis. Tenet's facilities will continue to emphasize those outpatient services that can be provided on a quality, cost-effective basis and that the Company believes will experience increased demand. The patient volumes and net operating revenues at both the Company's general hospitals and its outpatient surgery centers are subject to seasonal variations caused by a number of factors, including but not necessarily limited to, seasonal cycles of illness, climate and weather conditions, vacation patterns of both patients and physicians and other factors relating to the timing of elective procedures.

    In addition, inpatient care is continuing to move from acute care to sub-acute care, where a less-intensive level of care is provided. Tenet has been proactive in the development of a variety of sub-acute inpatient services to utilize a portion of its unused capacity, thereby retaining a larger share of overall healthcare expenditures. By offering cost-effective ancillary services in appropriate circumstances, Tenet is able to provide a continuum of care where the demand for such services exists. For example, in certain hospitals the Company has developed transitional care, rehabilitation and long-term care sub-acute units. Such units utilize less intensive staffing levels to provide the range of services sought by payers with a lower cost structure.

    Tenet's subsidiaries, including OrNda, have acquired 17 general hospitals (or interests in general hospitals) since June 1, 1995: (1) in July 1995, a one-third interest (which subsequently was increased to a

50% interest) in the 82-bed St. Clair Hospital located outside of Birmingham, Alabama, which formerly was a not-for-profit general hospital; (2 and 3) in August 1995, Memorial Medical Center (formerly known as MercyBaptist Medical Center), formerly a not-for-profit system, consisting of two general hospitals with an aggregate of 759 licensed beds located in New Orleans, Louisiana, and related physician practices; (4) in September 1995, Providence Memorial Hospital located in El Paso, Texas, which also was a not-for-profit general hospital. Providence is licensed for 471 general hospital beds (34 of which may be used as skilled nursing beds) and is licensed for 30 additional rehabilitation and subacute care beds; (5) in October 1995, a long-term lease of the 49-bed Medical Center of Manchester and its home health business, in central Tennessee; (6) in November 1995, the 104-bed Methodist Hospital of Jonesboro, a not-for-profit general hospital located in Jonesboro, Arkansas. That hospital now is owned by a limited liability company of which Tenet owns 95% and is the manager and Tenet's not-for-profit partner St. Vincent TotalHealth Corporation, owns 5%; (7) in November 1995, the 202-bed University Medical Center (subsequently re-named Florida Medical Center--South) located in Plantation, Florida; (8) in January 1996, the 498-bed Houston Northwest Medical Center located in Houston, Texas;
(9) in June 1996, the 378-bed Hialeah Hospital located in Hialeah, Florida; (10) in July 1996, the 136-bed Cypress Fairbanks Medical Center located in Houston, Texas; (11) in August 1996, the 400-bed Centinela Hospital Medical Center located in Inglewood, California; (12) in September 1996, the 329-bed Saint Vincent Hospital located in Worcester, Massachusetts; (13) in October 1996, the 319-bed Lloyd Noland Hospital located in Birmingham, Alabama; (14 and 15) in December 1996, the 296-bed Western Medical Center located in Santa Ana, California and the 193-bed Western Medical Center-Anaheim located in Anaheim, California; (16 and 17) in January 1997, the 357-bed North Shore Medical Center located in Miami, Florida and a long-term lease of the 312-bed Brookside Hospital located in San Pablo, California.



    In addition, in August 1995, Tenet entered into an agreement with the Cleveland Clinic Florida to develop a new 150-bed general hospital in western Broward County, Florida. Completion of that project is subject to governmental approvals. In the fourth quarter of fiscal 1996, Tenet converted the Jo Ellen Smith general hospital in New Orleans, Louisiana, into a specialty hospital. In April 1997, Tenet signed a definitive agreement for a long-term lease of the 398-bed Desert Hospital located in Palm Springs, California. That transaction is expected to close by the end of May.


                        KEY ELEMENTS OF TENET'S STRATEGY

    DEVELOP INTEGRATED HEALTHCARE DELIVERY SYSTEMS. In most geographic areas it serves, Tenet has established or is developing an integrated healthcare delivery system to offer a full range of quality patient care responsive to the current managed care environment by coordinating the services offered by its hospitals and related facilities with the services offered by other providers. The Company believes that general hospitals will serve as the hubs for the development of integrated healthcare delivery systems due to their highly developed infrastructure, extensive service base, sophisticated equipment and skilled personnel.

    The Company's strategy is implemented in a number of ways depending upon the characteristics of the local area. In areas where there is significant managed care penetration or in which the Company anticipates such penetration, the Company encourages physicians practicing at its hospitals to form independent physician associations ("IPAs"). As part of its strategy, the Company intends to form physician hospital organizations ("PHOs") that bring together its hospitals and IPAs, physicians or physician groups under a variety of arrangements to negotiate for managed care contracts, including capitated contracts. Tenet has formed a PHO for the New Orleans area and is in the process of forming PHOs in several other geographic areas. The Company also has formed management service organizations ("MSOs"), which provide management and administrative services to physicians, physician group practices and IPAs, and which enter into managed care contracts on behalf of these groups and, in certain circumstances in the future, PHOs. Where appropriate, the Company also purchases physician and physician group practices and employs such physicians or purchases the assets of those practices and manages such practices through its MSOs or otherwise.

    The Company uses various combinations of one or all of the foregoing methods in each geographic area to create a community of interest between its hospitals and the physicians who practice there, to which it adds additional resources, where necessary, to create an integrated healthcare delivery system capable of providing a full range of healthcare services to the community. In areas where the Company has a significant presence, such as southern California, south Florida, and the greater New Orleans area, it uses its own resources to establish and expand its integrated healthcare delivery systems.

    For example, in California, the Company is developing the Tenet California HealthSystem, an integrated healthcare delivery system linking Tenet's 45 general hospitals (33 of which are in southern California) and other health care facilities in California with physicians and other healthcare professionals as well as other healthcare providers' facilities in geographic areas throughout the state. In south Florida, the Company has created the Tenet South Florida HealthSystem, an integrated healthcare delivery system consisting of 12 general hospitals (six of which are tertiary care hospitals), and numerous related healthcare operations. In the greater New Orleans area the Company has established and is expanding the Tenet Louisiana HealthSystem, an integrated healthcare delivery system with eight general hospitals, several specialty care hospitals and numerous other healthcare operations.

    Another example of how this integrated delivery strategy is being implemented is the Company's Redding Medical Center, a tertiary care hospital located in a primarily rural area in northern California, around which hospital the Company is developing such a system, with the hospital itself acting as the hub. Affiliations with physician practices, non-Tenet primary care hospitals, an outpatient surgery center developed in partnership with local physicians and affiliated ancillary care providers in the surrounding area enable this system to provide a full range of healthcare services. In addition, the Company has introduced its HMO product to this geographic area. The Company believes that the development of such integrated healthcare delivery systems will enhance its ability to contract with payors in those areas that have experienced or will experience a high degree of managed care penetration.

    REDUCE COSTS THROUGH ENHANCED OPERATING EFFICIENCY WHILE IMPROVING THE QUALITY OF CARE. The Company continues to position itself as a provider of quality healthcare services responsive to the current managed care environment by enhancing operating efficiencies at the hospital, regional and corporate levels. For example, the Company has implemented programs at the hospital level to monitor and adjust staffing levels in response to patient acuity and hospital census, and to improve service and the quality of outcomes while reducing operating expenses through the reengineering of the delivery of patient care in its hospitals. At several of the Company's hospitals, job functions have been redefined and services have been moved directly to the patient floors. Tenet believes that increasing the amount of patient care delivered at the bedside will increase patient satisfaction while reducing costs. This initiative also has enhanced the ability of professionals to focus their attention on higher levels of patient care.

    In order to reduce costs and achieve economies of scale at the regional level, the Company has combined the hospital business offices of facilities located in close geographic proximity. Consolidating business offices allows the Company's hospitals to reduce staffing levels while enhancing the effectiveness of their billing and collection efforts. The Company also has reduced costs and achieved economies of scale at the hospital, regional and corporate levels by consolidating the collection of accounts receivable through its Syndicated Office Systems debt collection subsidiary and negotiating purchase contracts that take greater advantage of its group purchasing program. In addition, management believes that certain cost savings may be realized following the Merger. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

    DEVELOP AND MAINTAIN STRONG RELATIONSHIPS WITH PHYSICIANS. Tenet believes that its success will depend in large part on maintaining strong relationships with physicians. To better serve the needs of its patients, Tenet has devoted substantial management effort and resources to establishing and maintaining such relationships and to fostering a physician-friendly culture at each of its hospitals. The Company attracts physicians to its hospitals by equipping its hospitals with technologically advanced equipment, sponsoring training programs to educate physicians on advanced medical procedures, using governing boards for each hospital, the primary voting members of which are physicians and community members and otherwise creating an environment within which physicians prefer to practice. The Company often is at the forefront in introducing new services, medical equipment and medical technologies designed to improve patient care and assist physicians. These efforts serve the dual purposes of developing and maintaining strong relationships with physicians and better serving the needs of patients.

    The Company looks to physicians to play an active role in the governance of its hospitals. For example, each of the Company's hospitals has a governing board, the members of which primarily are physicians who are members of the medical staff and local community members. These boards develop short and long-term plans for the hospitals and review and approve, as appropriate, actions of the medical staff, including staff appointments, credentialing, peer review and quality assurance. The Company also maintains a physician advisory board that provides advice to the Company with respect to long-term strategy, emerging technologies, training programs and significant hospital operational issues. This advisory board serves as another vehicle through which physicians on the staffs of the Company's hospitals can communicate their views to the Company.

    ENTER INTO MANAGED CARE CONTRACTS. The Company believes that its extensive experience operating in California, which has a high degree of managed care penetration, will enhance its ability to compete successfully in other geographic areas that are experiencing an increase in managed care. Pressures to control healthcare costs have resulted in a continuing increase in the percentage of the United States population that is covered by managed healthcare plans. To increase the cost-effectiveness of healthcare delivery, managed care payors have introduced new utilization review systems, increased the use of discounted and capitated fee arrangements and have attempted, where appropriate, to direct patients to less intensive alternatives along the continuum of patient care. Managed care payors typically require members or provide financial incentives for members to utilize only those healthcare providers that have contracted with such payors to provide care on a discounted or capitated basis. Accordingly, in order to maintain and increase their patient base as managed care penetration increases, it is important for providers to enter into such contracts. In determining with which providers to contract, payors consider, among other factors, the quality of care provided, the range of services, the geographic coverage and the cost-effectiveness of the care provided. Tenet believes that the development and expansion of its integrated healthcare delivery systems will enable it to better compete for managed care contracts, which, in turn, should allow it to expand its patient volume and cash flow, notwithstanding the reduced rates at which services may be provided under such contracts.

    PURSUE STRATEGIC ACQUISITIONS AND PARTNERSHIPS. The Company intends to continue to pursue aggressively strategic acquisitions of and partnerships with hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets, where appropriate, to expand and enhance its integrated healthcare delivery systems. Examples of recent strategic acquisitions are the Company's June 1996 acquisition of Hialeah Hospital, a 378-bed general hospital located in Hialeah, Florida and the January 1997 acquisition of North Shore Medical Center, a 357-bed general hospital located in Miami, Florida. Hialeah Hospital's location in Hialeah and North Shore Medical Center's location in Miami, both in north Dade County, have enhanced the geographic coverage of the Tenet South Florida HealthSystem and increased the number of general hospitals in that system to 12. Tenet believes that significant opportunities exist to enter into additional partnerships and make strategic acquisitions, where appropriate, in the furtherance of its strategy.

                              DOMESTIC PROPERTIES

    The following table sets forth certain information relating to each of the 127 hospitals (27,366 licensed beds) operated by the Company at February 28, 1997. Two of those hospitals currently are being independently managed pursuant to an agreement entered into with the Federal Trade Commission in connection with the Merger, one of which the Company expects to sell by August 1, 1997, and the other of which will resume being managed by the Company upon the sale of the first.

                                                                                                               LICENSED
     GEOGRAPHIC AREA/STATE                            FACILITY                              LOCATION             BEDS
-------------------------------  ---------------------------------------------------  ---------------------  -------------
Southern California              Alvarado Hospital Medical Center                     San Diego                      231
                                 Brotman Medical Center                               Culver City                    438
                                 Centinela Hospital Medical Center                    Inglewood                      400
                                 Century City Hospital (1)                            Los Angeles                    190
                                 Chapman Medical Center (1)                           Orange                         135
                                 Coastal Communities Hospital (2)                     Santa Ana                      177
                                 Community Hospital of Huntington Park (1)            Huntington Park                 99
                                 Encino Hospital (1)(3)                               Encino                         151
                                 Fountain Valley Regional Hospital and Medical
                                   Center                                             Fountain Valley                413
                                 Garden Grove Hospital and Medical Center             Garden Grove                   167
                                 Garfield Medical Center                              Monterey Park                  211
                                 Greater El Monte Community Hospital                  South El Monte                 113
                                 Harbor View Medical Center                           San Diego                      156
                                 Irvine Medical Center (1)                            Irvine                         176
                                 John F. Kennedy Memorial Hospital                    Indio                          130
                                 Lakewood Regional Medical Center                     Lakewood                       161
                                 Los Alamitos Medical Center                          Los Alamitos                   173
                                 Medical Center of North Hollywood                    North Hollywood                160
                                 Midway Hospital Medical Center                       Los Angeles                    225
                                 Mission Hospital of Huntington Park                  Huntington Park                127
                                 Monterey Park Hospital                               Monterey Park                  102
                                 Placentia Linda Community Hospital                   Placentia                      114
                                 San Dimas Community Hospital                         San Dimas                       93
                                 Santa Ana Hospital Medical Center (1)                Santa Ana                       90
                                 South Bay Medical Center (1)                         Redondo Beach                  201
                                 St. Luke Medical Center                              Pasadena                       165
                                 Suburban Medical Center (1)                          Paramount                      184
                                 Tarzana Regional Medical Center (1)(3)               Tarzana                        233
                                 USC University Hospital (4)                          Los Angeles                    286
                                 Western Medical Center--Anaheim                      Anaheim                        193
                                 Western Medical Center                               Santa Ana                      296
                                 Whittier Hospital Medical Center                     Whittier                       159
                                 Woodruff Community Hospital                          Long Beach                      96
Northern and Other California    Brookside Hospital (1)                               San Pablo                      312
                                 Community Hospital & Rehabilitation Center of Los
                                   Gatos (1)                                          Los Gatos                      164
                                 Doctors Hospital of Manteca                          Manteca                         73
                                 Doctors Medical Center of Modesto                    Modesto                        433
                                 Doctors Hospital of Pinole (1)                       Pinole                         137
                                 French Hospital Medical Center (5)                   San Luis Obispo                147
                                 Redding Medical Center                               Redding                        185
                                 San Ramon Regional Medical Center                    San Ramon                      123
                                 Sierra Vista Regional Medical Center                 San Luis Obispo                199
                                 Twin Cities Community Hospital                       Templeton                       84
                                 Valley Community Hospital (1)(6)                     Santa Maria                     70
South Florida                    Coral Gables Hospital (7)                            Coral Gables                   273
                                 Delray Community Hospital                            Delray Beach                   224
                                 Florida Medical Center (8)                           Ft. Lauderdale                 459
                                 Florida Medical Center, South (8)                    Plantation                     202


     GEOGRAPHIC AREA/STATE        STATUS
-------------------------------  ---------
Southern California              Owned
                                 Owned
                                 Owned
                                 Leased
                                 Leased
                                 Owned
                                 Leased
                                 Leased

                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Leased
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Leased
                                 Leased
                                 Owned
                                 Leased
                                 Leased
                                 Leased
                                 Owned
                                 Owned
                                 Owned
                                 Owned
Northern and Other California    Leased

                                 Leased
                                 Owned
                                 Owned
                                 Leased
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Leased
South Florida                    Owned
                                 Owned
                                 Owned
                                 Owned

                                                                                                               LICENSED
     GEOGRAPHIC AREA/STATE                            FACILITY                              LOCATION             BEDS
-------------------------------  ---------------------------------------------------  ---------------------  -------------
                                 Hialeah Hospital                                     Hialeah                        378
                                 Hollywood Medical Center                             Hollywood                      324
                                 North Ridge Medical Center                           Ft. Lauderdale                 391
                                 North Shore Medical Center                           Miami                          357
                                 Palm Beach Gardens Medical Center (1)                Palm Beach Gardens             204
                                 Palmetto General Hospital                            Hialeah                        360
                                 Parkway Regional Medical Center (9)                  North Miami                    689
                                 West Boca Medical Center                             Boca Raton                     185
Tampa/St. Petersburg, Florida    Memorial Hospital of Tampa Area                      Tampa                          174
                                 North Bay Medical Center                             New Port Richey                122
                                 Palms of Pasadena Hospital                           St. Petersburg                 310
                                 Seven Rivers Community Hospital                      Crystal River                  128
                                 Town and Country Hospital                            Tampa                          201
New Orleans, Louisiana Area      Doctors Hospital of Jefferson (1)                    Metairie                       138
                                 Kenner Regional Medical Center                       Kenner                         300
                                 Meadowcrest Hospital                                 Gretna                         200
                                 Memorial Medical Center Mid-City                     New Orleans                    272
                                 Memorial Medical Center Uptown                       New Orleans                    526
                                 Northshore Regional Medical Center (1)               Slidell                        174
                                 St. Charles General Hospital                         New Orleans                    173
Phoenix/Tucson, Arizona          Community Hospital Medical Center                    Phoenix                         43
                                 Mesa General Hospital Medical Center (1)             Mesa                           125
                                 St. Luke's Medical Center (1)                        Phoenix                        276
                                 Tempe St. Luke's Hospital (1)                        Tempe                          110
                                 Tucson General Hospital                              Tucson                         119
Dallas, Texas Area               Doctors Hospital                                     Dallas                         268
                                 Garland Community Hospital                           Garland                        113
                                 Lake Pointe Medical Center (10)                      Rowlett                         92
                                 RHD Memorial Medical Center (1)                      Dallas                         190
                                 Trinity Medical Center (1)                           Carrollton                     149
Houston, Texas Area              Cypress Fairbanks Medical Center                     Houston                        149
                                 Houston Northwest Medical Center (11)                Houston                        498
                                 Park Plaza Hospital (12)                             Houston                        468
                                 Sharpstown General Hospital                          Houston                        190
                                 Twelve Oaks Hospital                                 Houston                        336
Other Texas                      Brownsville Medical Center                           Brownsville                    177
                                 Mid-Jefferson Hospital                               Nederland                      138
                                 Nacogdoches Medical Center                           Nacogdoches                    150
                                 Odessa Regional Hospital (13)                        Odessa                         100
                                 Park Place Medical Center                            Port Arthur                    244
                                 Providence Memorial Hospital                         El Paso                        471
                                 Sierra Medical Center                                El Paso                        365
                                 South Park Hospital and Medical Center               Lubbock                        101
                                 Southwest General Hospital                           San Antonio                    286
                                 Trinity Valley Medical Center                        Palestine                      150
Alabama                          Brookwood Medical Center                             Birmingham                     586
                                 Lloyd Noland Hospital                                Birmingham                     319
                                 St. Clair Hospital (1)(14)                           Birmingham                      82
Arkansas                         Central Arkansas Hospital                            Searcy                         193
                                 Methodist Hospital of Jonesboro (15)                 Jonesboro                      104
                                 National Park Medical Center                         Hot Springs                    165
                                 St. Mary's Regional Hospital                         Russellville                   170
Georgia                          North Fulton Regional Hospital (1)                   Roswell                        167
                                 Spalding Regional Hospital                           Griffin                        160
Indiana                          Culver Union Hospital                                Crawfordsville                 120
                                 Winona Memorial Hospital                             Indianapolis                   148
Missouri                         Columbia Regional Hospital (16)                      Columbia                       265
                                 Lucy Lee Hospital (1)                                Poplar Bluff                   201
                                 Lutheran Medical Center                              St. Louis                      408


     GEOGRAPHIC AREA/STATE        STATUS
-------------------------------  ---------
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Leased
                                 Owned
                                 Owned
                                 Owned
Tampa/St. Petersburg, Florida    Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
New Orleans, Louisiana Area      Leased
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Leased
                                 Owned
Phoenix/Tucson, Arizona          Owned
                                 Leased
                                 Leased
                                 Leased
                                 Owned
Dallas, Texas Area               Owned
                                 Owned
                                 Owned
                                 Leased
                                 Leased
Houston, Texas Area              Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
Other Texas                      Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
Alabama                          Owned
                                 Owned
                                 Leased
Arkansas                         Owned
                                 Owned
                                 Owned
                                 Owned
Georgia                          Leased
                                 Owned
Indiana                          Owned
                                 Owned
Missouri                         Owned
                                 Leased
                                 Owned

                                                                                                               LICENSED
     GEOGRAPHIC AREA/STATE                            FACILITY                              LOCATION             BEDS
-------------------------------  ---------------------------------------------------  ---------------------  -------------
                                 Twin Rivers Regional Medical Center                  Kennett                        118
North Carolina                   Central Carolina Hospital                            Sanford                        137
                                 Frye Regional Medical Center (1)                     Hickory                        355
Oregon                           Eastmoreland Hospital                                Portland                       100
                                 Woodland Park Hospital (4)                           Portland                       209
South Carolina                   East Cooper Community Hospital                       Mount Pleasant                 100
                                 Hilton Head Hospital (17)                            Hilton Head                     64
                                 Piedmont Medical Center                              Rock Hill                      268
Tennessee                        John W. Harton Regional Medical Center               Tullahoma                      137
                                 Medical Center of Manchester (1)                     Manchester                      49
                                 Saint Francis Hospital                               Memphis                        693
                                 University Medical Center                            Lebanon                        261
Nine additional states           Davenport Medical Center                             Davenport, IA                  150
                                 Gulf Coast Medical Center                            Biloxi, MI                     189
                                 Lake Meade Hospital Medical Center                   North Las Vegas, NV            198
                                 Lander Valley Medical Center                         Lander, WY                     102
                                 Minden Medical Center                                Minden, LA                     121
                                 Plateau Medical Center                               Oak Hill, WV                    91
                                 Puget Sound Hospital                                 Tacoma, WA                     160
                                 Saint Joseph Hospital (18)                           Omaha, NE                      374
                                 Saint Vincent Hospital                               Worcester, MA                  329


     GEOGRAPHIC AREA/STATE        STATUS
-------------------------------  ---------
                                 Owned
North Carolina                   Owned
                                 Leased
Oregon                           Owned
                                 Leased
South Carolina                   Owned
                                 Owned
                                 Owned
Tennessee                        Owned
                                 Leased
                                 Owned
                                 Owned
Nine additional states           Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned
                                 Owned


------------------------------

(1) Leased from a third party.


(2) Owned by a partnership in which a Tenet subsidiary owns 50% and is the managing general partner and individual physicians own the remaining interests.


(3) Leased by a partnership in which Tenet's subsidiaries own a 75% interest.

(4) On leased land.

(5) Independently managed and being held for sale.

(6) Independently managed until French Hospital Medical Center is sold, at which time Valley Community Hospital will resume being managed by a Tenet subsidiary.


(7) Owned by a partnership in which Tenet's subsidiaries own a 94% interest and individual physicians own the remaining interests.



(8) Owned by a partnership in which Tenet's subsidiaries own an 95% interest and individual physicians own the remaining interests.


(9) Effective September 1, 1996, the 352 bed license of Golden Glades Medical Center was combined with the license of this nearby hospital resulting in this hospital's licensed beds increasing to 689 licensed beds.


(10) Owned by a partnership in which Tenet's subsidiaries own an 80% interest and individual physicians own the remaining interests.



(11) Owned by a partnership in which Tenet's subsidiaries own a 70% interest and individual physicians own the remaining interests.


(12) Excludes the 38-bed Plaza Specialty Hospital in Houston, Texas, the financial results of which are combined with Park Plaza Hospital.


(13) Owned by a partnership in which Tenet's subsidiaries own an 78% interest and individual physicians own the remaining interests.


(14) A Tenet subsidiary owns a 50% interest in the limited liability company that leases this hospital. This hospital's financial results are not consolidated with Tenet's financial results and it is not included in the count of the total number of hospitals owned or leased by Tenet because Tenet does not manage or control the management of this hospital.

(15) Owned by a limited liability company of which a Tenet subsidiary owns 95% and is the managing member.

(16) Excludes the 64-bed Keller Memorial Hospital in Columbia, Missouri, the financial results of which were combined with the Columbia Regional Hospital. The lease for Keller Memorial Hospital was terminated during the first quarter of fiscal 1996.

(17) Owned by a partnership in which Tenet's subsidiaries own a 70% interest.


(18) Owned by a limited liability company in which a Tenet subsidiary owns a 74% interest and is the managing member.

                              SELLING SHAREHOLDERS

    The following table sets forth information with respect to the number of Shares owned by each of the Selling Shareholders and the number of Shares that may be offered hereby by each Selling Shareholder. The number of Shares set forth for each Selling Shareholder other than JLL is based on the maximum number of Shares that may be distributed to such Selling Shareholder by JLL assuming a price per share of Tenet Common Stock of $26, the closing price of Tenet Common Stock as reported on the New York Stock Exchange Composite Tape on April 8, 1997. In connection with any offering and sale of the Shares, the names of the Selling Shareholders participating in such offering and the respective number of Shares being offered by each Selling Shareholder will be set forth in an accompanying Prospectus Supplement and will be determined on the basis of the price to the public and the underwriting discount, if any, at the time of the sale of such Shares. The aggregate number of shares of Common Stock held by the Selling Shareholders is 9,580,644. The Company has agreed to pay the fees and expenses of registration, including the fees and expenses (not to exceed $50,000) for one counsel on behalf of the Selling Shareholders, in connection with the sale of the Shares offered hereby (other than underwriting discounts and commissions, which will be paid by the Selling Shareholders).


                                                                    NUMBER OF
                                                                  SHARES OWNED      NUMBER OF           NUMBER OF
                                                                    PRIOR TO         SHARES           SHARES OWNED
NAME                                                                OFFERING      BEING OFFERED    AFTER THE OFFERING
---------------------------------------------------------------  ---------------  -------------  -----------------------
Joseph Littlejohn & Levy Fund, L.P.(1).........................      9,580,644       9,580,644                  0

JLL Partners:
-----------

California Public Employees' Retirement System(2)(3)...........      1,835,930       1,835,930                  0
New York State Common Retirement Fund(2)(4)....................        815,034         815,034                  0
Pension Reserves Investment Management Board(2)................        734,402         734,402                  0
The Rockefeller Foundation(2)..................................        367,275         367,275                  0
State of Wisconsin Investment Board(2).........................        367,275         367,275                  0
Virginia Retirement System(2)..................................        734,402         734,402                  0
Yale University(2).............................................        367,275         367,275                  0
Oregon Public Employees' Retirement System(2)..................      1,101,528       1,101,528                  0
EES Distressed Securities Fund L.P.(2).........................        183,563         183,563                  0
Montana Board of Investments(2)................................         18,312          18,312                  0
State Universities Retirement System(2)........................         55,084          55,084                  0
Orange County Employees Retirement System(2)...................         73,396          73,396                  0
Public Employees' Retirement Association of Colorado(2)(5).....      1,101,528       1,101,528                  0
JLL Associates, L.P.(1)(2).....................................      1,825,641       1,825,641                  0
                                                                                                                -
                                                                 ---------------  -------------
Total..........................................................      9,580,644       9,580,644                  0


------------------------

1. Peter A. Joseph and Paul S. Levy, the general partners of JLL Associates, L.P., the general partners of JLL, were members of the Company's Board of Directors from January 30, 1997 until April 9, 1997.


2. Estimated amounts assuming a distribution to such Selling Shareholders by JLL calculated using a price per share of Common Stock of $24.50, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape on April 15, 1997. The actual amounts to be sold by such Selling Shareholders will be determined on the basis of the price to the public less the underwriting discount at the time of the sale of the Shares by such Selling Shareholders.



3. Does not include approximately 4,080,012 shares owned as of the date hereof by California Public Employees' Retirement System in addition to such shares as may be received in a distribution from JLL.

4. Does not include approximately 2,731,000 shares of Common Stock owned as of the date hereof by the New York State Common Retirement Fund in addition to such shares as may be received in a distribution from JLL.



5. Does not include approximately 12,200 shares of Common Stock owned as of the date hereof by the Public Employees' Retirement Association of Colorado in addition to such shares as may be received in a distribution from JLL.


                              PLAN OF DISTRIBUTION

    The shares may be sold from time to time by the Selling Shareholders in underwritten public offerings, in any one or more transactions (which may involve block transactions) on the Exchanges, in the over-the-counter market, on NASDAQ, on any exchange on which the Common Stock may then be listed or otherwise in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). To the extent required, the names of any underwriter and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.

    In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation under the Securities Act. In addition, any of the securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Scott M. Brown, Senior Vice President, Secretary and General Counsel of the Company. As of March 31, 1997, Mr. Brown owned 2,794 shares of Common Stock and had outstanding options to purchase 201,634 shares of Common Stock pursuant to Company benefit plans.

                                    EXPERTS


    The supplemental consolidated financial statements and the consolidated financial statements and schedule of Tenet Healthcare Corporation as of May 31, 1996 and 1995, and for each of the years in the three-year period ended May 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the supplemental consolidated financial statements and the consolidated financial statements refer to a change in the method of accounting for income taxes in 1994.


    The consolidated financial statements of OrNda HealthCorp at August 31, 1996 and 1995, and for each of the three years in the period ended August 31, 1996, incorporated by reference in the Tenet Healthcare Corporation Current Report on Form 8-K dated February 12, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           FORWARD LOOKING STATEMENTS

    Prospective investors are cautioned that the statements in this Prospectus and in documents incorporated by reference herein that are not descriptions of historical facts constitute forward looking statements that are subject to risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in these forward looking statements due to, among other things, certain factors described in documents incorporated by reference herein, including, without limitation, the Tenet 10-K.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              -------------------


                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT



                                                                            PAGE
                                                                            ----
The Company...............................................................  S-2
Use of Proceeds...........................................................  S-2
Selling Stockholders......................................................  S-2
Underwriting..............................................................  S-4
Legal Matters.............................................................  S-5


                                   PROSPECTUS


Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Risk Factors..............................................................    3
The Company...............................................................    8
Use of Proceeds...........................................................    8
Business Strategy.........................................................    8
Business Description......................................................    9
Key Elements of Tenet's Strategy..........................................   10
Domestic Properties.......................................................   13
Selling Shareholders......................................................   16
Plan of Distribution......................................................   17
Legal Matters.............................................................   17
Experts...................................................................   17
Forward Looking Statements................................................   18



                                         SHARES


                                TENET HEALTHCARE
                                  CORPORATION

                                  COMMON STOCK
                               (PAR VALUE $0.075)

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.

                                 APRIL   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission fee............................................  $  76,935
Printing and Engraving fees.......................................................  $  40,000
Accounting fees and expenses......................................................  $  15,000
Legal fees and expenses...........................................................  $  60,000
Blue sky fees and expenses........................................................  $   1,000
Miscellaneous fees and expenses...................................................  $   7,065
                Total fees and expenses...........................................  $ 200,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article X of the Restated Articles of Incorporation, as amended, of the Registrant (the Restated Articles") and Article IX of the Restated By-Laws, as amended, of the Registrant (the "Restated Bylaws") provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada Law, the Restated Articles or the Restated Bylaws. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Restated Articles and Restated Bylaws. Section 78.037 of the Nevada Law provides that the articles of incorporation may contain, and Tenet's Restated Articles do contain, a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or
(ii) under Section 78.300 of the Nevada Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock). The Company's Restated Articles and Restated Bylaws permit indemnification of directors and officers in terms sufficiently broad to indemnify officers and directors under certain circumstances for liabilities (including expense reimbursement) arising under the Securities Act. The Company also maintains an indemnification agreement with each of its Directors and any officer designated by the Company's Board of Directors insuring them against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act. In addition, the Company has directors and officers liability insurance policies.

ITEM 16. EXHIBITS.


EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Purchase Agreement among Tenet Healthcare Corporation, the Selling
         Shareholders and the Underwriters
 *5.1  Opinion of Scott M. Brown
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Ernst & Young LLP
*23.3  Consent of Scott M. Brown (included in his opinion filed as Exhibit 5.1)
*24.1  Power of Attorney (included on page II-4 of this Registration Statement)


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Nevada Law, the Restated Articles of Incorporation, and the Restated Bylaws, as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) (i) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Santa Barbara, State of California on April 17, 1997.



                                TENET HEALTHCARE CORPORATION

                                By:              /s/ SCOTT M. BROWN
                                     -----------------------------------------
                                                   Scott M. Brown
                                               SENIOR VICE PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below on April 17, 1997, by the following persons in the capacities indicated:


Tenet Healthcare Corporation


             NAME                         TITLE
------------------------------  --------------------------

                                Executive Vice President
        TREVOR FETTER*            Chief Financial Officer
------------------------------    (Principal Financial
        Trevor Fetter             Officer)

                                Senior Vice President and
    RAYMOND L. MATHIASEN*         Chief Accounting Officer
------------------------------    (Principal Accounting
     Raymond L. Mathiasen         Officer)

      /s/ SCOTT M. BROWN
------------------------------  Senior Vice President
        Scott M. Brown

                                Chairman, Chief Executive
     JEFFREY C. BARBAKOW*         Officer and Director
------------------------------    (Principal Executive
     Jeffrey C. Barbakow          Officer)

    MICHAEL H. FOCHT, SR.*
------------------------------  President, Chief Operating
    Michael H. Focht, Sr.         Officer and Director

             NAME                         TITLE
------------------------------  --------------------------

       BERNICE BRATTER*
------------------------------           Director
       Bernice Bratter

      MAURICE J. DEWALD*
------------------------------           Director
      Maurice J. DeWald

       PETER DE WETTER*
------------------------------           Director
       Peter de Wetter

     EDWARD EGBERT, M.D.*
------------------------------           Director
     Edward Egbert, M.D.

       RAYMOND A. HAY*
------------------------------           Director
        Raymond A. Hay

     JAMES P. LIVINGSTON*
------------------------------           Director
     James P. Livingston

    RICHARD S. SCHWEIKER*
------------------------------           Director
     Richard S. Schweiker

           *By: /s/ SCOTT M.
            BROWN
------------------------------
        Scott M. Brown
       Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                         SEQUENTIALLY
  EXHIBIT                                                                                                  NUMBERED
    NO.                                             DESCRIPTION                                              PAGE
-----------  -----------------------------------------------------------------------------------------  --------------
       1.1   Form of Purchase Agreement among Tenet Healthcare Corporation, the Selling Shareholders and the Underwriters

      *5.1   Opinion of Scott M. Brown

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Ernst & Young LLP

     *23.3   Consent of Scott M. Brown (included in his opinion filed as Exhibit 5.1)

     *24.1   Power of Attorney (included on page II-4 of this Registration Statement)


------------------------


*   Previously filed.